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             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our report dated October 25, 1996 (which report contains an explanatory paragraph that describes a condition that raises substantial doubt as to the ability of the Company to continue as a going concern) relating to the financial statements of InnoPet Brands Corp. appearing in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus.



                            RACHLIN COHEN & HOLTZ


Fort Lauderdale, Florida
October 30, 1996